Exhibit 99.1

Company Contact Gina Rodrigues Aware, Inc. 781-687-0300 grodrigues@aware.com	Investor Contact Matt Glover and Sophie Pearson Gateway Group, Inc. 949-574-3860 AWRE@gatewayir.com

Aware Reports Third Quarter 2022 Financial Results

Successful Building Sale Fuels $2.6M of Net Income for Aware

Company Launches AwareID, its Multi-Modal SaaS-based Authentication Platform

BEDFORD, MASS. – October 27, 2022 – Aware, Inc. (NASDAQ: AWRE), a leading authentication company applying proven and trusted adaptive authentication to solve everyday business challenges with biometrics, today reported financial results for the third quarter ended September 30, 2022.

Third Quarter 2022 and Recent Operational Highlights

•
Generated revenue of $3.0 million, with recurring revenue increasing $0.3 million in comparison to the first nine months of last year, to $7.1 million year-to-date.
•
Launched AwareID, its leading-edge multi-modal SaaS-based authentication platform, early in the fourth quarter at the Money2020 global fintech trade show in Las Vegas.
•
Appointed new Chief Revenue Officer Craig Herman, who will spearhead new revenue-generating efforts that focus on growing topline revenue and expanding partnership programs.
•
Moved its company headquarters to a state-of-the-art building in Burlington, MA that is more closely aligned with modern hybrid working arrangements.
•
Presented Aware’s premier biometrics-based solutions at Identity Week America 2022, 2022 America Digital Conference, Febraban Tech 2022, and 2022 IAI Annual Educational Conference, highlighting the company’s unparalleled expertise in biometrics.

Management Commentary

“Our revenue performance in the third quarter was impacted by the persistent macroeconomic headwinds that have elongated customer purchase decisions,” said Robert Eckel, Aware’s Chief Executive Officer and President. “Some of our existing and prospective customers were eagerly awaiting the commercial launch of our new SaaS offering, AwareID, which combines lightning-fast identity verification with world-class authentication. The initial feedback and interest in AwareID are encouraging and we expect it to drive higher sales and recurring revenue in the future. Along that line, AwareID marks another important milestone in our SaaS transformation, which continues to drive higher recurring revenue for our business.

“Our top priority remains the strong execution of our multi-pronged growth strategy, which has solidified Aware’s foundation and positioned the company to drive scale and further expand into SaaS. Furthermore, as our transition to a subscription-based business model remains ongoing, we are supported by a strong balance sheet with more than $31 million in cash, cash equivalents, and marketable securities and a robust pipeline of new opportunities.”

“We are focused on accelerating our expansion into the commercial SaaS market and bolstering recurring revenue through organic growth and a more focused enterprise sales team. A key element of our go-to-market strategy is partnering with strategic value-added resellers and integrated product resellers that can broaden the global reach of our dynamic biometrics-based solutions. Our new Chief Revenue Officer, a proven leader with significant experience building effective enterprise sales teams, is implementing an enhanced go-to-market strategy, bolstered by new customer success initiatives. With his emphasis on swift execution, upselling, and the development of a strong partner program, we expect to drive accelerated adoption of our AwareID offering and maximize our revenue generating opportunities.”

Third Quarter 2022 Financial Results

Revenue for the third quarter of 2022 was $3.0 million, compared to $4.2 million in the second quarter of 2022 and $4.2 million in the same year-ago period. The sequential and year-over-year decrease in revenue was primarily due to macroeconomic headwinds and customer orders that were postponed to the fourth quarter of 2022.

Net income for the third quarter of 2022 totaled $2.6 million, or $0.12 per diluted share, which compares to net loss of $1.3 million, or $(0.06) per diluted share, in the second quarter of 2022 and net loss of $1.6 million, or $(0.07) per diluted share, in the same year-ago period. Net income for the third quarter of 2022 included a $5.7 million one-time gain related to the sale of the company’s building located in Bedford, MA in July 2022.

Adjusted EBITDA loss for the third quarter of 2022 totaled $2.5 million, compared to adjusted EBITDA loss of $0.8 million in the second quarter of 2022 and adjusted EBITDA loss of $1.0 million in the same year-ago period. The decrease in adjusted EBITDA was primarily due to lower revenue.

Cash, cash equivalents and marketable securities totaled $31.0 million as of September 30, 2022, compared to $25.0 million as of June 30, 2022 as we completed our sale of our company headquarters for $8.5 million and repurchased 75,000 shares of the company’s stock for $160,000, partially offset by cash used in operations.

Nine Month 2022 Financial Results

Revenue for the nine months ended September 30, 2022 was $11.9 million, compared to $12.9 million in the same year-ago period. The decrease in revenue was primarily due to macroeconomic headwinds and customer orders that were postponed to the fourth quarter 2022.

Net income for the nine months ended September 30, 2022 totaled $31 thousand, or $ 0.00 per diluted share, which compares to net loss of $4.6 million, or $(0.21) per diluted share, in the same year-ago period.

Adjusted EBITDA loss for the nine months ended September 30, 2022 totaled $3.9 million, compared to adjusted EBITDA loss of $3.0 million in the same year-ago period. The decrease in adjusted EBITDA loss was primarily due lower revenue.

Webcast

Aware management will host a webcast today, October 27, 2022, at 5:00 p.m. Eastern time to discuss these results and provide an update on business conditions. A question-and-answer session will follow management’s prepared remarks.

Date: Thursday, October 27, 2022

Time: 5:00 p.m. Eastern time (2:00 p.m. Pacific time)

Webcast: Register Here

Aware, Inc. | www.aware.com | 1.781.276.4000	© 2022 Aware, Inc.

The presentation will be made available for replay in the investor relations section of the Company’s website. The audio recording will be available for approximately 90 days following the live event.

About Aware

Aware is a global authentication company that validates and secures identities using proven and trusted adaptive biometrics. Aware’s software and SaaS offerings address the growing challenges that government and commercial enterprises face in knowing, authenticating and securing individuals through frictionless and highly secure user experiences. Aware’s algorithms are based on the most diverse data sets in the world and can be tailored to the unique security and requirements of each customer. The company empowers users to have control over identities through clear, intuitive opt-in/opt-out features, helping them feel secure and improving their lives. Aware is a publicly held company (NASDAQ: AWRE) based in Burlington, Massachusetts. To learn more, visit www.aware.com or follow Aware on Twitter @AwareBiometrics.

Safe Harbor Warning

Portions of this release contain forward-looking statements regarding future events and are subject to risks and uncertainties, such as estimates or projections of future revenue, earnings and non-recurring charges, and the growth of the biometrics markets. Aware wishes to caution you that there are factors that could cause actual results to differ materially from the results indicated by such statements.

Risk factors related to our business include, but are not limited to: i) our operating results may fluctuate significantly and are difficult to predict; ii) we derive a significant portion of our revenue from government customers, and our business may be adversely affected by changes in the contracting or fiscal policies of those governmental entities; iii) a significant commercial market for biometrics technology may not develop, and if it does, we may not be successful in that market; iv) we derive a significant portion of our revenue from third party channel partners; v) the biometrics market may not experience significant growth or our products may not achieve broad acceptance; vi) we face intense competition from other biometrics solution providers; vii) our business is subject to rapid technological change; viii) our software products may have errors, defects or bugs which could harm our business; ix) our business may be adversely affected by our use of open source software; x) we rely on third party software to develop and provide our solutions and significant defects in third party software could harm our business; xi) part of our future business is dependent on market demand for, and acceptance of, the cloud-based model for the use of software: xii) our operational systems and networks and products may be subject to an increasing risk of continually evolving cybersecurity or other technological risks which could result in the disclosure of company or customer confidential information, damage to our reputation, additional costs, regulatory penalties and financial losses; xiii) our intellectual property is subject to limited protection; xiv) we may be sued by third parties for alleged infringement of their proprietary rights; xv) we must attract and retain key personnel; xvii) our business may be affected by government regulations and adverse economic conditions; xviii) we may make acquisitions that could adversely affect our results, xix) we may have additional tax liabilities; and xx) we believe the effects caused by the COVID-19 pandemic will likely have an adverse impact on our revenue over the next several quarters.

We refer you to the documents Aware files from time to time with the Securities and Exchange Commission, specifically the section titled Risk Factors in our annual report on Form 10-K for the fiscal year ended December 31, 2021 and other reports and filings made with the Securities and Exchange Commission.

Aware, Inc. | www.aware.com | 1.781.276.4000	© 2022 Aware, Inc.

AWARE, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
Revenue:
Software licenses	$2,018	$1,723	$4,646	$4,090
Software maintenance	1,819	1,769	3,481	3,305
Services and other	401	772	803	1,287
Total revenue	4,238	4,264	8,930	8,682

Costs and expenses:
Cost of sales	324	309	638	692
Research and development	2,229	2,364	4,653	4,760
Selling and marketing	1,412	1,500	3,193	3,152
General and administrative	1,626	1,634	3,086	3,070
Total costs and expenses	5,591	5,807	11,570	11,674
Operating loss	(1,353)	(1,543)	(2,640)	(2,992)
Interest income	64	1	73	2
Net loss	$(1,289)	$(1,542)	$(2,567)	$(2,990)

Net loss per share – basic	$(0.06)	$(0.07)	$(0.12)	$(0.14)
Net loss per share – diluted	$(0.06)	$(0.07)	$(0.12)	$0.14
Weighted-average shares – basic	21,655	21,497	21,649	21,495
Weighted-average shares – diluted	21,655	21,497	21,649	21,495

Aware, Inc. | www.aware.com | 1.781.276.4000	© 2022 Aware, Inc.

AWARE, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

(unaudited)

	September 30, 2022	December 31, 2021
ASSETS
Cash and cash equivalents	$12,657	$29,963
Marketable securities	18,315	—
Accounts and unbilled receivables, net	7,420	6,850
Tax receivable	1,411	1,411
Property and equipment, net	208	3,216
Goodwill and intangible assets, net	6,030	6,342
Note receivable	2,570	—
All other assets, net	1,438	591

Total assets	$50,049	$48,373

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable and accrued expense	$2,676	$2,192
Deferred revenue	3,806	3,740
Contingent acquisition payment	919	919
Total stockholders’ equity	42,648	41,522

Total liabilities and stockholders’ equity	$50,049	$48,373

Non-GAAP Measures

We define adjusted EBITDA as U.S. GAAP net loss plus depreciation of fixed assets and amortization of intangible assets, stock-based compensation expenses, other (expense) income, net, and income tax provision. We discuss adjusted EBITDA in our quarterly earnings releases and certain other communications, as we believe adjusted EBITDA is an important measure. We use adjusted EBITDA in internal forecasts and models when establishing internal operating budgets, supplementing the financial results and forecasts reported to our Board of Directors, and evaluating short-term and long-term operating trends in our operations. We believe that the adjusted EBITDA financial measure assists in providing an enhanced understanding of our underlying operational measures to manage the business, to evaluate performance compared to prior periods and the marketplace, and to establish operational goals. We believe that the adjusted EBITDA adjustments are useful to investors because they allow investors to evaluate the effectiveness of the methodology and information used by management in our financial and operational decision-making.

We define recurring revenue as the portion of Aware revenue that is based on an annual term or shorter arrangement and is likely to continue in the future, such as annual maintenance or subscription contracts. We use recurring revenue as a metric to communicate the portion of our revenue that has greater stability and predictability. We believe that recurring revenue assists in providing an enhanced understanding of effectiveness of our efforts to transition to a subscription-based business model.

Aware, Inc. | www.aware.com | 1.781.276.4000	© 2022 Aware, Inc.

Adjusted EBITDA and recurring revenue are non-GAAP financial measures and should not be considered in isolation or as a substitute for financial information provided in accordance with U.S. GAAP. These non-GAAP financial measure may not be computed in the same manner as similarly titled measures used by other companies. We expect to continue to incur expenses similar to the financial adjustments described above in arriving at adjusted EBITDA and investors should not infer from our presentation of this non-GAAP financial measure that these costs are unusual, infrequent or non-recurring. The following table includes the reconciliations of our U.S. GAAP net income (loss), the most directly comparable U.S. GAAP financial measure, to our adjusted EBITDA for the three and nine months ended September 30, 2022 and 2021 and for the three months ended June 31, 2022 and (ii) our U.S. GAAP revenue, the most directly comparable U.S. GAAP financial measure, to our recurring revenue for the three and nine months ended September 30, 2022 and 2021.

AWARE, INC.

Reconciliation of GAAP Net income (loss) to Adjusted EBITDA

(In thousands)

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
Net income (loss)	$2,599	$(1,579)	$31	$(4,569)
Depreciation and Amortization	141	171	587	520
Stock based compensation	548	441	1,356	1,077
Gain on sale of fixed assets	(5,672)	—	(5,672)	—
Interest Income	(155)	(1)	(228)	(3)
Adjusted EBITDA	$(2,539)	$(968)	$(3,926)	$(2,975)

	Three Months Ended
	September 30,	June 30,
	2022	2022
Net income (loss)	$2,599	$(1,289)
Depreciation and Amortization	141	221
Stock based compensation	548	379
Gain on sale of fixed assets	(5,672)	—
Interest Income	(155)	(64)
Adjusted EBITDA	$(2,539)	$(753)

Aware, Inc. | www.aware.com | 1.781.276.4000	© 2022 Aware, Inc.

AWARE, INC.

Revenue Breakout

(In thousands)

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
Recurring revenue:
Software subscriptions	444	1,062	2,159	2,183
Software maintenance	1,646	1,441	4,957	4,634
Total recurring revenue	2,090	2,503	7,116	6,817

Non-recurring revenue:
Software licenses	510	1,220	3,610	4,301
Services and other	415	452	1,219	1,739
Total non-recurring revenue	925	1,672	4,829	6,040
Total revenue	$3,015	$4,175	$11,945	$12,857

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Aware, Inc. | www.aware.com | 1.781.276.4000	© 2022 Aware, Inc.